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This Schedule 14A relates solely to preliminary communications made prior to furnishing security holders of Coherus BioSciences, Inc. (the “Company”) with a definitive proxy statement related to a proposed transaction in which the Company has agreed to divest its UDENYCA® (pegfilgrastim-cbqv) franchise (the “Proposed Transaction”) to Intas Pharmaceuticals Ltd. subject to the terms and conditions set forth in the Asset Purchase Agreement, dated December 2, 2024.

This Schedule 14A filing consists of the following documents relating to the Proposed Transaction:

1.	Social Media Posts Announcing Transaction

2.	Citi - 2024 Global Healthcare Conference Transcript

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Coherus BioSciences
@Coherus_Bio

Yesterday $CHRS announced that we've entered into an agreement to divest the UDENYCA franchise to Intas Pharmaceuticals for up to $558M. Read the press release: bit.ly/3OBmUwu
Please see important information here: bit.ly/3ZijLGF

Coherus

"

The divestiture of UDENYCA® represents the successful execution of our strategy to focus Coherus' Commercial and R&D resources on our innovative immuno-oncology portfolio while strengthening our financial position.

Dennis M. Lanfear
President, CEO & Chariman

10:01 AM · Dec 4, 2024 · **116** Views

1 Repost **1** Quote **2** Likes

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Examples of such forward-looking statements include, but are not limited to, express or implied statements regarding: the asset purchase agreement and related matters, including, but not limited to, the ability to satisfy the closing conditions to consummate the proposed transaction at all or in the estimated time; prospective performance and opportunities with respect to the Company or the UDENYCA business; post-closing operations and the outlook for the Company or the UDENYCA business; the Company’s targets, plans, objectives or goals for future operations, including those related to the UDENYCA business, product candidates, research and development, and product candidate approvals; future receipt of sales milestone payments from the proposed transaction; projections of or targets for cost savings related to transfers of employees and reductions in indebtedness; projections of the amount of time that the Company’s will be able to operate using its cash balance and proceeds from the proposed transaction; statements about the potential uses of proceeds from the transaction and the assumptions underlying or relating to such statements. These forward-looking statements are based on the Company’s current plans, estimates and projections. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, assumptions and changes in circumstances, many of which are beyond the control of the Company. A number of important factors, including those described in this communication, could cause actual results to differ materially from those contemplated in any forward-looking statements. Factors that may affect future results and may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing for completion of the proposed transaction; uncertainties as to the Company’s ability to obtain the approval of its stockholders required to consummate the proposed transaction; the possibility that competing offers will be made by third parties; uncertainties of payment of the earn-outs in the future; the occurrence of any event, change or other circumstance that may give rise to a right of one or both of Intas and the Company to terminate the Asset Purchase Agreement; the possibility that the proposed transaction may not be completed in the time frame expected by the Company including on a timely basis or at all, including due to the possibility that a governmental entity may prohibit, delay, or refuse to grant approval, if required, for the consummation of the proposed transaction (or only grant approval subject to adverse conditions or limitations);  the proposed transaction disrupts the Company’s current plans and operations or diverts the attention of the Company’s management or employees from ongoing business operations; the risk that the Company may not realize the anticipated benefits of the proposed transaction in the time frame expected, or at all; the effects of the proposed transaction on relationships with the Company’s employees, suppliers, business or collaboration partners or governmental entities, or other third parties as a result of the proposed transaction; the ability to retain and hire key personnel; significant or unexpected costs, charges or expenses resulting from the proposed transaction; the potential impact of unforeseen liabilities, future capital expenditures, revenues, costs, expenses, earnings, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of the Company after the consummation of the proposed transaction; potential negative effects related to this announcement or the consummation of the proposed transaction on the market price of the Company’s common stock and/or the Company’s operating or financial results; uncertainties as to the long-term value of the Company’s common stock; and the nature, cost and outcome of any litigation and other legal proceedings involving the transaction, the Company or its directors, including any legal proceedings related to the proposed transaction.

While the foregoing list of factors presented here is considered representative, no list should be considered to be a complete statement of all potential risks and uncertainties. There can be no assurance that the transaction described above will in fact be consummated in the manner described or at all. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements see the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024, filed with the SEC on November 6, 2024, as updated by the Company’s subsequent periodic reports filed with the SEC and, when available, the proxy statement of the Company relating to the proposed transaction. Any forward-looking statements speak only as of the date of this communication and are made based on the current good faith beliefs and judgments of the Company’s management, and the reader is cautioned not to rely on any forward-looking statements made by the Company. Unless required by law, the Company is not under any duty and undertakes no obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

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In connection with the proposed transaction, the Company expects to file with the SEC a proxy statement on Schedule 14A, and it may also file other documents regarding the proposed transaction with the SEC. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, RELATED MATTERS AND THE PARTIES TO THE PROPOSED TRANSACTION.

You may obtain a free copy of the proxy statement and other relevant documents (if and when they become available) that are or will be filed with the SEC for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at https://investors.coherus.com/sec-filings or by contacting the Company’s Investor Relations Department at IR@coherus.com.

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Coherus Biosciences, Inc. | Citi - 2024 Global Healthcare Conference | December 3, 2024

Yigal Nochomovitz:

This session is titled Novel Mechanisms in Oncology One, because we will have an Oncology Two, I believe today, tomorrow or the next day. So I'm Yigal Nochomovitz, I'm one of the biotech analysts here at Citi. It's my great pleasure to have with me three of the leaders at important oncology companies. Theresa LaVallee, Chief Development Officer at Coherus, and Sean Bohen, President and CEO at Olema, and Joe Woolery, the VP of early stage development at Zymeworks. So all of you, welcome. Thank you very, very much. Some of you have had important news in the last 24-48 hours. Which we'll, of course, talk about. So thanks again. But just to get started, maybe we could just do a high-level overview, what the platform is, the key trials you're running, and then we can go into details after that. So Sean, you want to start?

Sean Bohen:

Yeah, thank you. Thank you, Yigal. Thanks for the opportunity and thanks to everyone for being here. Olema is a company that is focused on improving treatments for women, primarily with breast cancer. And our lead asset is a molecule called palazestrant. It is a complete estrogen receptor antagonist, it's an oral daily pill. It has the property of being able to bind mutant and wild-type receptors, shut them off completely in terms of their transcriptional activity, the growth and proliferation signal, that the ER+/HER2- breast cancer uses to inappropriately grow, and does that with both the mutant and the wild-type receptor.

That molecule has shown differentiated data as a monotherapy, it's shown good data with palbociclib as a combination therapy at full doses of both agents. And next week we'll update on our ribociclib combination data, which will enable the first-line phase three trial. The second, third-line monotherapy trial is ongoing, it's called OPERA-01. OPERA-02 is enabled by our recent pipe and collaboration with Novartis, announced yesterday, and that will start mid-year next year. And then we have a KAT6 inhibitor also targeting breast cancer, and that molecule will have its IND filed before the end of this year and enter clinic, we anticipate early next year. That's a validated target and it shows great promise pre-clinically in combination specifically with palazestrant. So it's a whole pipeline for breast cancer.

Yigal Nochomovitz:

Okay. And just to pause for one moment, if there are questions in the audience or online, just type them in and I'll see them on the screen here, and I can relay to our panelists.

Joseph Woolery:

So yes, at ZymeWorks, when I think about our company and we started over 21 years ago, we were a protein engineering company. And as we've moved forward, last month we got our first approval and partnership with Jazz and BeiGene with Zanidatamab. And when you think about what is ZymeWorks all about, really we have multiple platforms and multiple modalities to attack chemo targets in many different ways. Whether that be with a biparatopic Zanidatamab, which just approved in bilirary tract cancer, and Q-two of next year, we will have frontline GEA data that Jazz has said will be announced. But with that, we have capabilities to develop antibody drug conjugates, as well as multi-specific, specifically T-cell engagers. So in the last two months, we've moved forward two INDs this year. In late 2022, Ken, our CEO, announced that we were going to move forward the 5 by 5. And the philosophy was, we're going to have five INDs by 2027. We are 18 months ahead of schedule.

This year we've moved forward two INDs, one being a Folate Receptor Alpha targeted antibody-drug conjugate. We recently announced last month that we've started enrolling patients. The second IND that we moved forward this year was our ZW171, which is our bispecific T-cell engager targeting mesothelin and a 2+1 configuration targeting two epitopes to mesothelin and one epitope to CD3 on the T-cell. Next year we have two more INDs that we've already announced the targets. One in the first half of next year will be ZW220, which is our NaPi2b ADC. And then in the second half of next year, we will have the third antibody drug conjugate of the 5 by 5, which is a GPC3 targeted antibody drug conjugate. Next week at our R&D day, on the 12th, we will announce the fifth candidate of the 5 by 5, and we'll be announcing the target and the technology that we're moving forward.

But what I can say at this point is while we have antibody drug conjugates, we have bispecifics specifically for CD3 and T-cell engagers. We've also done a lot of research looking at our TriTCE technology, so looking at a tumor antigen, CD3 and CD28 as the Co-Stim. And we'll be announcing next week that fifth candidate of the 5 by 5. With that, we'll also be talking about other modalities that we're thinking about moving forward beyond the 5 by 5. So what's next after the 5 by 5, we'll be talking about more novel technologies, more novel targets, but also autoimmune and AIID. So autoimmune and inflammatory diseases. Because with the platforms that we have at ZymeWorks, specifically the Azymetric platform and the Effect platform, we've done extensive work in autoimmune diseases. Working on oncology they overlap, and it makes sense with our technologies to study these targets and to think about future modalities to be able to move forward in AIID as well. So a lot going on.

Yigal Nochomovitz:

Next year we'll put you on the autoimmune panel we just finished.

Theresa LaVallee:

Thanks for the invitation to participate, and having it in beautiful Miami the first week of December. So Coherus BioSciences is a commercial-stage biotech company with an approved PD-1 inhibitor, LOQTORZI or toripalimab. It's the only approved treatment in the United States for nasopharyngeal carcinoma, a subset of head and neck cancer. And it's approved for all lines of therapy, all patient subsets. And we're very pleased that last week the NCCN changed the guidelines to have LOQTORZI as the only preferred treatment, either in combination with chemotherapy or as monotherapy in later lines of treatment for MPC downgrading chemotherapy and unapproved PD-1s. And that was really a recognition of the strength of the profound overall survival data that's been demonstrated. So having a next-generation PD-1 inhibitor, we're really looking to continue delivering immuno-oncology to patients that are underserved. So doing it in combination with our pipeline, we have two clinical- stage assets that have demonstrated proof of mechanism, a good tolerability profile, and early signs of efficacy.

So IL-27 antagonists, Casdozokitug, which has demonstrated immune activation, safety and monotherapy responses in phase one and is currently in two clinical studies in combination with toripalimab. One in late-line non-small cell lung cancer, as well as a first-line HCC study in combination with toribev, building off of earlier data readouts, showing efficacy in those two indications. And the other asset that's clinical stage is our CHS-114, which is an anti-CCR8 antibody. This is a cytolytic antibody, bind and kill Tregs, get rid of the yucky immunosuppressive cell and allow the antigen- experienced exhausted T-cells to be reinvigorated. And that's currently in clinical studies in head and neck cancer in combination with toripalimab and dose optimization. And we're on track to start a gastric cancer study, so very exciting.

Yigal Nochomovitz:

Okay, very good. So let's just do a high-level question and then we can move into more of the details. Targets, biomarkers and combinations, those are three important themes. Obviously for everything that all three of you're doing, obviously in different ways. Answer it however you like, but just talk about how you think about targets, how you think about biomarkers and how you think about potential combo strategies at a high level, and reference in the pipeline obviously, if you want. And then we can go into more details for each of you. Sean.

Sean Bohen:

Great. So in terms of targets, it's a mixture for us. We focus on a disease area. We think our strength is-

Sean Bohen:

So we focus on a disease area. We think our strength is cancers occurring primarily in women, breast cancer, obviously that being the most common of those, second most common cause of cancer death in women. It's a mixture of targets, right? For us, estrogen receptor is arguably the oldest molecularly identified target in cancer. Tamoxifen was approved in 1977 and its target was known. And then also novel targets, things like CAT6. We have others behind it in the pipeline. We focus on women's cancers, but sometimes biology takes you elsewhere. CAT6 has promise in non-small cell lung cancer and as well prostate cancer. So we will be opportunistic in those respects. Our next targets will primarily focus on breast cancer, but again, we'll be opportunistic in that way that the biology of the cancer exploits these different pathways. The biomarkers, biomarkers' pretty well established for estrogen receptor. Right now, it's the expression of the receptor.

CAT6 is much more interesting. This is an epigenetic target and it is amplified in a subset of cancers, although it seems like its activity is beyond that subset. So there will be a search as we go on, and there are a few others. Pfizer is the first CAT6 demonstrating validity of the target, and I think we'll altogether be seeing if there is a patient selection approach. So far, it's not so obvious. Combinations is a great one. This is the key in breast cancer. The objective in treating ER positive, HER2 negative breast cancer, which is about 70% of breast cancer, is to avoid chemotherapy as long as possible. In the advanced metastatic setting, the treatment is not curative. The patients will primarily die of breast cancer, unfortunately, but we want to put off chemotherapy as long as possible. We want to delay progression as long as possible.

And so a combinations of targeted agents plus endocrine agents such as palazestrant are the key to that. Obviously the best validated is CDK4/6 inhibitors, and that's OPERA-II will be ribociclib plus palazestrant. That phase II data will be presented at San Antonio next week, and CAT6 is another targeted agent. Combinability actually turned out to be a key target candidate profile aspect of these drugs because they have to be combinable, and what we are able to do is fairly unique. We give the full dose of our drug, we give the full dose of whatever the targeted agent is, and by virtue of the superior binding and antagonism are showing very encouraging efficacy, which we think will improve the treatment paradigm for women.

Yigal Nochomovitz:

Okay, we'll come back to the combo strategy a little bit later.

Sean Bohen:

Okay.

Yigal Nochomovitz:

Don't worry.

Joseph Woolery:

Okay. Yeah. So how do we go about thinking about attacking a target? We spend a lot of time trying to understand the biology of a target, and I think it's quite important. If you don't understand the biology of a target, how do you know how to attack it? And again, like I previously mentioned, we have multiple modalities on how to attack that target. Is it a naked antibody? Is it a T-cell engager? Is it an antibody drug conjugate? There are different modalities of a target that could potentially lead you one way to the other. The other thing that we think about is where's the high unmet need? So some of the tumors that we pick there are high unmet need, GPC-3 example, and HCC, very low bar, high unmet need, same well as non-small cell lung cancer. The gamut goes on.

Then we also think about protein expression. We want high protein expression. With a T-cell engager, it's a targeted agent. You don't want the off-target off-tumor toxicity that you could potentially see. So you might want a little bit cleaner of a target. That's why we like mesothelin with ZW171. But also, when you're thinking about targets and you're moving new technologies forward, we are moving forward our new linker payload system with Topo 1 519 is the payload. We want clinically validated targets. So when we think about designing our antibody drug conjugates with ZW191 in folate receptor alpha, it's clinically validated. There's an approved drug there and Mirvetuximab, but we think we can improve upon the safety profile as well as the efficacy in comparison to Miv. There are other competitors that are moving forward, but when you think about our philosophy at Zymeworks and how we push forward our antibody drug conjugates, we're different than our competitors, and we're different because we spend a lot of time trying to understand the target optimizing our antibody. Is it a cleavable, non- cleavable linker? What's your payload? With 519 in that payload, we believe that moderate potency is important.

I'll talk about combinability here in a minute, but that's one of the reasons we picked a moderate potent payload. In Topo 1, specifically 519. There are other Camptothecin derivatives that you could move forward. Exatecan, for example, if you look at the folate receptor alpha competitive landscape, there's a lot of competition with Exatecan. We don't believe that you need the most potent payload. Why is that? Well, it comes down to protein dose with our antibody drug conjugates, and there's plenty of data in the literature to suggest the higher the protein dose, the better the efficacy. With that, if you can get a higher protein dose, you're going to have better internalization, more payload delivery, more tumor penetration. That's important because everyone with antibody drug conjugates at all the medical meetings, less than 1% of the drug gets inside the cell.

Well, what if you can increase it to 3%? I have increased the intra tumor concentration by threefold, and that's important, and that should lead to potentially better durability when you vice versa to the T-cell engager side thinking about targets, again, we wanted a clinically validated target, more along the lines with mesothelin because it is our [inaudible 00:16:38] bispecific TCE that we're moving forward. But as we'll talk about it at R&D day, once we have proof of concept and clinical validity, we also think about very novel targets. So it's really multifactorial when we think about a target and how to move forward. So what about biomarkers? With these targets and you think about folate receptor alpha. So when you think about the current market in Mirvetuximab, right? It's only approved in high expression. So 75% or higher in ICT plus and three plus ovarian cancer. We have to think about biomarkers from the very beginning in our phase one study.

So across the study, we will look at all patients' biomarker data set because with project Optimist, the FDA just updated that guidance in August of this year. They want you to look at exposure response. We're going to need to look at all levels of expression, for example, with 191 because what's that cutoff or what's that H score or IHC score that we could see to move forward? Now, we've designed the ADC to be able to work in low levels of expression. We have bystandered effect with topo, we have an optimized antibody that leads to better internalization, payload delivery, tumor penetration. So we very much start with the biomarker data set from the very beginning across all of our programs and all of our phase I data sets.

So let's think about combinability and how do I think about that? It actually starts very early prior to the IND. How I think about all of our assets at Zymeworks is, when we design our phase one studies, my goal isn't to be fourth line. My goal is to think about moving it to front line and how do I do that? Ovarian cancer, right? Platinum doublet, that's front line, maintenance with BEV or PARP depending on bracket mutations. So I think about it with folate receptor alpha in a way. How can I move forward to earlier lines of therapy? There's no antibody drug conjugate on the market. That's currently front line model therapy. It's combinability. So it goes back to, well, why did you pick a moderate potent payload? We picked a moderate potent payload because again, we believe we can get higher protein doses, but we can also have an approved safety profile for combinability across all of our tumor sets, like receptor alpha is also highly expressed in non-small cell lung cancer.

What combinations would I need to be? Well, if you're a non-mutated non-small cell lung cancer patient, PD-1 inhibitors are frontline, I want to be able to think about that when it comes to combinability. But switch to 171 with the T-cell engager. Again, a PD- 1 inhibitor makes a lot of sense in endometrial cancers, non-small cell lung cancers, all of these mesothelin-expressing tumors. So we think about it very early on from an IND standpoint, because the way that I believe for Zymeworks to move forward is we need to be successful in our phase one, generate data that's meaningful that's going to allow me to take those data sets and jump to a registrational study.

Yigal Nochomovitz:

Well, you've got a PD-1 sitting right here. You guys should talk.

Speaker 2:

We would flip it. Have ma-

Yigal Nochomovitz:

You guys should talk.

Theresa LaVallee:

We would love it. A major strategy for us is partnerships with people so we're nimble and can move fast. For us, it's a strong clinical hypothesis and following the biology. I'd like to build off of the excellent comments that have already been made, but I think it's the totality of the data. It's everything with looking at immune agents across the field. Modulating the immune system is not unique to oncology, but you can have learnings from other I&I infectious disease and really looking at the totality of the data for what we like to say, line of sight, having a target that we understand who to treat. I think spending 30 years in oncology the thing that people appreciate the least is who to treat and using biomarkers to really define that. If somebody says, "Oh, the target's high," what does that mean?

Is that 2%? Is that 80%? What's the number? Have you really looked? Using examples from our programs, the IL-27 really became an attractive target based on knockout animals and infectious disease. We know from I&I that rebalancing the immune system is tried and true. IL-27 is in the IL-12, IL- 23 family, IL-6 approved drugs and I&I hasn't worked in oncology for rebalancing the immune system until casdozokitug went into the clinic.

From the infectious disease models with knockout animals, we saw immune pathology when animals were challenged with parasites where they died not from infection. They had no infection, but over- activated T and NK cells in liver and lung. As we've gone into the clinic, we've seen activity in liver and lung whereas expression high for IL-27, a number of solid tumors, but particularly in liver and lung.

That target has given us a really good line of sight for rebalancing the immune system and activating T cells and NK cells, combining well with PD-1, but also with T- cell engagers and other mechanisms given it has a really nice safety profile. For combinations, I think one of the primary drivers is not just synergies, but also tolerability because we've seen a lot of phase three failures due to dose reduction and toxicity. That's a really important developability.

I'll contrast that with CCR8. We've learned a lot looking at the data for people trying to target Treg cells. You have collateral effects from a lot of the targets that have been tried to get rid of Treg cells to relieve immunosuppression in tumors that cause autoimmunity, IL-25, CCR4 too broadly expressed on normal Treg cells that are important and critical for homeostasis. Additionally, a T regulatory cell is a CD-4 cell at its heart. There is off Treg targeting. Hitting normal lymphocytes will dampen an anti-tumor immune response.

Through the learnings of really studying different subpopulations, CCR8 has come up as a target that is preferentially and highly expressed in the tumor. The two studies that we're starting with are in gastric cancer and head and neck cancer where the Treg cells, over 85% are CCR8 positive and there is a high density of Tregs. Now just because it's high doesn't mean it's necessarily important, but we were very pleased to see activity shown at ASCO this last year from Lenovo Medicines with toripalimab, our PD-1 inhibitor and their CCR8 inhibitor in gastric cancer, really giving us that proof of concept.

Then, it's looking at other tumor types that have lesser expression of CCR8 and Tregs to see how broadly the mechanism can be utilized and using those biomarkers not just to position for who to treat, but looking for proof of mechanism and the clinical studies and understanding when you've hit the target in your dose optimization. I think the totality of the data really positions you for getting to proof of concept studies and having a higher probability of success if you advance molecules into phase three.

Yigal Nochomovitz:

Great, Sean, yesterday you had some I would say transformational news, the partnership, the agreement with Novartis for the supply of ribociclib. Talk about that please, why that's so important for the company, how that positions you well for the phase three trial. What is the market missing in terms of not fully appreciating what you've done here?

Sean Bohen:

Everything probably, no, our objective was fairly straightforward. The first line ER-positive protein negative breast cancer standard of care has transformed over the past couple of years in kind of an interesting way. Obviously, the approvable endpoint in that indication, that line of therapy is progression free survival, very common in oncology, but the trials are followed and powered to some extent for overall survival.

What happened in the CDK4/6 landscape was unusual quite far into the life cycle of the three drugs, IBRANCE, KISQALI, and Verzenio. Overall survival data came out and the then leader, which was IBRANCE, the first one, the one that had the market share ended up the loser in the overall survival landscape. The Verzenio was mixed and the clear winner was Novartis's KISQALI, ribociclib. We didn't anticipate it. Our first combination trial was with palbociclib, was with IBRANCE.

It looked quite good, but we had decided for other reasons, blood brain barrier penetration, that the ribociclib combo was very interesting. We started a small collaboration with Novartis at that point and then this transformation happened. The data that we will show next week shows you why we're really excited about moving that into the first line setting. We know that aromatase inhibitors do not adequately engage the estrogen receptor.

One way we know that is the most common resistance mutation 40% to 50% of the time is an activating mutation of the estrogen receptor. The tumor goes right back to its prime driver and just turns it on without estrogen being present. We know that if we can suppress that, that will be a very exciting and meaningful therapy and I think our data will show some of what you might be able to expect there.

Obviously, a 1,000 patient trial where the control arm has a two year median PFS, everybody on the trial is getting an expensive drug, KISQALI, for a very long time means that for a $550, $600 million trial, half the cost of the trial is the cost of that drug. In order to be able to enable this to not lose time, we needed to solve for a very large amount of money with a market cap about the same as the cost of the trial.

It's greatly undervalued, but to get us access to a $15 billion plus market opportunity and a real opportunity to improve patient care. We did it in a way that we found we think is most beneficial to our shareholders. One is get $275 million worth of KISQALI through a collaboration with Novartis. What we give for that are some considerations in partnering. We don't give up any rights to Palisastra.

We maintain full control. We have some consideration for the partnering options, but we really leave things quite wide open. Then, at the same time we conducted a $250 million financing, a pipe. We brought in some very meaningful shareholders. Bain Capital was the lead for this financing. That allows us to then proceed with that trial, which complements the ongoing OPERA-01 trial and I think really gives us an opportunity to advance the standard of care in first line breast cancer.

Yigal Nochomovitz:

You've mentioned the next week's presentation. Just obviously you can't tell us the data now, but tell us what should we expect in terms of how to think about that readout and what it means in terms of confidence in the prosecution of the phase three trial?

Sean Bohen:

Right, combining with these agents is DZ. They cause neutropenia. Ribociclib also causes QT prolongation. You need to be able to have a full dose of your agent to occupy the estrogen receptor all the time, turn it off, suppress the mutations, but also you have to be able to give the full dose of ribociclib. We showed in May that we can do that. We-

Sean Bohen:

... you have to be able to give the full dose of ribociclib. We showed in May that we can do that. We presented it as [inaudible 00:30:05], a pretty mature safety dataset. We'll update it again. The efficacy was pretty immature then.

So we now have an opportunity next week to show that efficacy to every patient will have had six months of follow-up, over-60 patients. And I think that's the data people are going to look at.

In this setting, it's a little different than the first line. It's primarily post-prior CDK4/6. Some patients have had two prior CDK4/6. This is their third. And what you're going to be able to see is what happens in that heavily pre-treated environment with a ribociclib- [inaudible 00:30:42] combo.

The gold standard probably to look at is a trial called MAINTAIN, which looked at endocrine therapy fulvestrant primarily, some exemestane plus placebo versus that same endocrine therapy plus ribociclib post-prior CDK4/ 6. And what you saw was about three months in the endocrine-only arm about five and a half months in the ribociclib-containing arm.

And so if we are able to extend significantly beyond that, and we'll let everyone next week decide what that looks like vis-a-vis the data, that obviously creates an extraordinary signal to say you're going to be able to suppress this mutation. You're going to be able to do better with the wild type. You're going to be able to make a better standard of care than the existing ribociclib plus AI.

Yigal Nochomovitz:

And so we're going to get some more data on the wild type, too. Yes.

Sean Bohen:

Yes, wild type and mutant. It's a mixed population post-CDK4/6 so that you can look at the other data that's out there. There are some first-line patients on this trial. It'll take a while before that data matures because those patients can stay on for a very long time.

Yigal Nochomovitz:

And, of course, everyone is aware of the additive data point from Lilly, the EMBER-3. So what are you looking for there? What should we be aware of with respect to how to think about that study as compared to your second-line study?

Sean Bohen:

Yeah. Obviously, we don't know the data. We think more positive data in this field is a good thing. It helps validate. I think the most important thing to recognize is that EMBER-3 is a Lilly trial, combines two of their drugs, Verzenio, abemaciclib, an approved CDK4/6 inhibitor, and imlunestrant, which is their SERD. That's one of the arm because there's also a monotherapy. It's a complex trial so we'll see how the data is presented. It's a mixture of first line and post-CDK4/6 patients.

But I think for us we would like to see some evidence of signal. It's important to note that they're not in the first line with that combination. They don't have a trial ongoing. We think that the reason for that is the prevalence of diarrhea in that combination, which was shown last year at SABCS to be very high, 95% with about 12% of it being grade three or greater. This is a massive quality-of-life issue. But we do think there's an opportunity to show encouraging data there. We will be watching with fascination, as well many others.

Yigal Nochomovitz:

Okay. Very, very good. So Joe, just a little bit more on your five-by-five strategy.

You have another one, the NaPi2b. So tell us a little bit more about that one because obviously in the competitive landscape there have been some setbacks there. You have a belief that your approach will be different and increase the probability of success. So I'd love to understand that a little better.

Joseph Woolery:

Yeah. So again, we think NaPi2b is a good target, especially for an antibody-drug conjugate. And like I spoke about previously, again, we really try to understand the biology of the target, but we also try to learn from the successes and failures of other companies and how can we improve upon those modalities, which I think is really important.

When you look at the two competitors, and we just presented data at the Triple Meeting here recently in this past month, explaining how NaPi2b and how we're moving that drug forward, again, what we do at Zymeworks is we try to optimize each component of an antibody drug conjugate, the antibody, the linker, and the payload, and let me just walk through a little bit of design differences and why we did that. So when you look at comparators, when we think about internalization, payload delivery, tumor- spheroid penetration, there was really Mersana's assets 1536 and 1592, and then also lifastuzumab vedotin, which was a Roche asset.

When you look at just the antibody, let's start there, Roche and that LIFA antibody wasn't very good when it came to internalization, but they probably had a pretty good linker payload system in MMAE in the auristatin.

Now when you look at Mersana's asset in 1536, upifitamab, it's a very good antibody. But when you think about the linker payload system, the DAR 15, MMAE, MMAF, quite toxic, right? It was stopped due to bleeding. There was endothelial damage. You also had around 10% ILD.

So when you look at the other asset that they tried to move forward, 1592, again, same payload system. They decreased the DAR, DAR 6. But now they used a very stable linker. And what did they see? Well, they mitigated some of that bleeding and heme tox, but then ILD went to 10 to 40%.

So if you ask any of us at Zymeworks, our philosophy with ADCs, we think that moderate stability is important. Because if you have a very stable linker, you're going to potentially lead to a lot more severe tox and off-target tox, such as ILD, keratitis and these other toxicities.

So the way we designed NaPi2b and ZW220, moderate payload, broader therapeutic window. We went with a DAR 4 instead of a DAR 8. We also mutated the FC so now we don't have any FC activity from the antibody. We introduced a LALA-DS mutation. There's LALA, LALA-DS, so there's no FC activity with our antibody.

Why did we do that? Well, we know from literature there's potentially FCR gamma uptake of these FC active antibodies, potentially leading to more tox. We wanted to mitigate that so we mutated the FC. We picked a moderate potent payload, 519. We went with the DAR 4, moderate stable linker.

So when you compare us to the other NaPi2b's assets out there, it's very different mechanistically. And we think with our design and an optimized antibody, we'll be able to move forward in these other tumors.

Because at the end of the day, there's still proof of concept with the Mersana and the LIFA assets. They saw about 15% ORR. Well, we think we can improve upon that with how we've designed the antibody, the linker and the payload so put a lot of thought process.

Everyone says there's three main components of an ADC. When I talk I'm like, there's four because you have to think about the target. So you've got the target, and then you've got the three components of the ADC, and then trying to optimize each one of those components to make a best-in-class asset.

Yigal Nochomovitz:

Okay. And I got to give Theresa a chance to talk about what happened at 7:00 AM this morning. I know you're not on the commercial side of the company, but I think it's worth highlighting what happened with that transaction and how that will help you fuel the IO play and potentially bring in new assets on the IO side. If you can comment as far as what you're thinking or how you may be able to accelerate the Loqtorzi combo work.

Theresa LaVallee:

Yeah. So this morning we announced a deal to divest our Udenyca, our pegfilgrastim three presentations to Intas and bringing in capital to really improve our capital structure. And I think what it does is it allows a footprint that really focuses and leverages our strong development capabilities. So as a clinical stage IO biotech company, this is a company that has delivered multiple approvals. Last year a regulatory team pulled off five.

So knowing how to get drugs to market and through regulatory strategies is a good PTRS for our programs. And we are excited to really be able to focus on the innovation and build off of the commercial launch of Loqtorzi by bringing additional clinical studies forward and adding to those indications outside of NPC.

Yigal Nochomovitz:

All right, very good. We're out of time. Thank you all so much. Great discussion and good luck with prosecuting your clinical trials and paving the way to FDA approvals.

Sean Bohen:

Thank you,

Yigal.

Theresa LaVallee:

[inaudible 00:39:23]

Forward-Looking Statements

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